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EXHIBIT 4.2


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                                                           Date:  June 23, 1998




Mr. Thomas J. Sauer
Vice President and Treasurer/Controller
McGrath RentCorp.
5700 Las Positas Road
Livermore, CA 94550

     Re: Credit available (at Bank's discretion) pursuant to that certain $5,000,000 Optional Advance Facility ("Facility Letter") from Union Bank of California, N.A., formerly The Bank of California, N.A. ("Bank") to McGrath RentCorp., a California corporation ("Borrower") dated October 16, 1996, as extended by an extension letter dated June 27, 1997 and modified by an amendment letter dated July 24, 1997, and further evidenced by that certain Optional Advance Note dated October 16, 1996, executed by Borrower to the order of Bank, as extended by an extension letter dated June 27, 1997 and modified by an amendment letter dated July 24, 1997 ("Optional Advance Note"). Capitalized terms used but not defined herein shall have the meaning given to them in the Facility Letter.

Dear Tom:

This letter is to confirm that Union Bank of California, N.A., has agreed to extend the maturity date of that certain facility ("Optional Advance Facility") in the maximum principal amount of $5,000,000, granted by Bank to Borrower pursuant to the terms and conditions of the Facility Letter and Optional Advance Note. References in the Facility Letter to the Optional Advance Note shall mean the Optional Advance Note as amended from time to time, and references in the Optional Advance Note to the Facility Letter shall mean the Facility Letter as amended from time to time. A copy of the note is attached to this letter.

The maturity date of the Optional Advance Facility is hereby extended to September 30, 1998 ("New Maturity Date"). The Facility Letter and the Optional Advance Note shall be deemed modified as of the date of this letter to reflect the New Maturity Date. All other terms and conditions of the Facility Letter and Optional Advance Note remain in full force and effect, without waiver or modification. This extension is further conditioned on (i) Borrower's continued payment of interest as provided in the Facility Letter and Optional Advance Note, and (ii) any principal instalments which Borrower was obligated to make prior to the extension provided for herein.

Each advance request , or Borrower's continued payments of principal or interest on the outstanding balance of any loan, constitutes Borrower's warranty that no event of default as defined in the Facility Letter or Optional Advance Note and no condition, event or act which, with the giving of notice or the passage of time or both, would constitute such an event of default, shall have occurred and be continuing or shall exist.

BANK HAS NOT COMMITTED TO MAKE ANY FURTHER EXTENSION OF THE MATURITY DATE, OR TO RENEW THE OPTIONAL ADVANCE FACILITY OR OPTIONAL ADVANCE NOTE BEYOND THE NEW MATURITY DATE. ANY FURTHER EXTENSION OR RENEWAL REMAINS IN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK.

Except as specifically provided herein, all terms and conditions of the Facility Letter and the Optional Advance Note shall remain in full force and effect and are hereby ratified and confirmed. This letter shall not constitute a waiver of any existing or future default or a waiver of a breach of a condition or covenant unless specified herein.

BORROWER ACKNOWLEDGES THAT THE FACILITY IS NOT A COMMITTED FACILITY. IN ITS SOLE DISCRETION, FOR ANY REASON OR FOR NO REASON AND WITHOUT NOTICE, BANK BAY DECLINE TO MAKE ANY OR ALL REQUESTED ADAVANCES UNDER THE FACILITY, MAY DECLINE TO CONTINUE OR FURTHER RENEW THE FACILITY, AND MAY TERMINATE THE FACILITY AT ANY TIME.

Very truly Yours,

UNION BANK OF CALIFORNIA, N.A.


By:
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         Robert John Vernagallo
         Vice President